Exhibit 5.1

May 4, 2016

Express Scripts Holding Company

One Express Way

St. Louis, Missouri 63121

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Corporate Secretary of Express Scripts Holding Company, a Delaware corporation (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 to which this opinion is filed as an exhibit (the “Registration Statement”), which registers under the Securities Act of 1933, as amended (the “Securities Act”), 33,000,000 shares of the Common Stock of the Company, par value $0.01 per share (the “Shares”), which are issuable pursuant to the Express Scripts Holding Company 2016 Long-Term Incentive Plan (the “Express Scripts 2016 LTIP”).

I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein. I have assumed (i) the genuineness of all signatures on all documents examined by me, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to authentic originals of all documents submitted to me as certified or photostatic copies, and (iv) the due authorization, execution and delivery of all documents.

On the basis of the foregoing, I am of the opinion that when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act, and the Shares have been issued in accordance with the terms of the Express Scripts 2016 LTIP, then the Shares will be validly issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than federal laws and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). I do not assume any duty to update this opinion with respect to changes of law or fact occurring after the date hereof.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Martin P. Akins

Martin P. Akins
Senior Vice President, General Counsel and Corporate Secretary